SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                               Altron Incorporated
             (Exact name of registrant as specified in its charter)


Massachusetts                     0-1320                        04-2464301
(State or other                 (Commission                 (I.R.S. Employer
jurisdiction of                  File Number)             Identification Number)
Incorporation)

                      One Jewel Drive, Wilmington, MA 01887
                    (Address of principal executive offices)


                                 (978) 658-5800
              (Registrant's telephone number, including area code)


                       Common Stock, par value $.O5 per share
               (Title of each class of securities covered by this
                                      form)


                                       N/A
                   (Titles of all other classes of securities
      for which a duty to file reports under Section 13(a) or 15(d) remains

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)          [ ] Rule 12g-4(a)(2)(ii)           [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)         [ ] Rule 12h-3(b)(1)(i)            [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)          [ ] Rule 12h-3(b)(1)(ii)           [ ] Rule 15d-6


Approximate number of holders of record as of the certification or notice date:
Common Stock: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Altron Incorporated has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                           ALTRON INCORPORATED

November 30, 1998                          /s/ Samuel Altschuler

                                           Samuel Altschuler, President